Exhibit 5.1

BeLive Holdings 71 Fort Street	Email ccheng@applebyglobal.com cwu@applebyglobal.com
PO Box 500, George Town
Grand Cayman KY1-1106 Cayman Islands	Direct Dial +852 2905 5719 +852 2905 5768

Attention The Board of Directors	Tel +852 2523 8123 Fax +852 2524 5548

Appleby Ref 457933.0001

27 August 2024

BeLive Holdings (Company)
Suites 4201 - 03 & 12 42/F, One Island East	INTRODUCTION
Taikoo Place
18 Westlands Road Quarry Bay Hong Kong Tel +852 2523 8123

We act as Cayman Islands legal adviser to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to:

applebyglobal.com Managing Partner David Bulley Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby Judy Lee John McCarroll SC Lily Miao Lorinda Peasland Eliot Simpson	(a) the initial public offering (the Offering) of 1,750,000 ordinary shares (the Offer Shares) of a par value of US$0.0005 each of the Company (the Shares); and

(b) the resale (the Resale) of up to 2,139,227 Shares (the Resale Shares) by the Selling Shareholders (as defined in the Registration Statement) (the Selling Shareholders), which are presently issued and outstanding.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the Addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Authorised Share Capital: Base solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of 16 August 2024, the authorised share capital of the Company is US$500,000.00 divided into 1,000,000,000 ordinary shares of par value of US$0.0005.

3.	Issue of Shares: The Offer Shares to be allotted and issued by the Company have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions 1, will be validly issued, fully paid and non-assessable. The Resale Shares being proposed for the Resale by the Selling Shareholders have been validly issued, fully paid, and non-assessable in accordance with the Resolutions 2. The reference in this opinion to Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares in connection with the issuance thereof.

4.	Disclosure in offering documents: The statements under the heading “Material Tax Considerations” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading “Material Tax Considerations — Cayman Islands Tax Consideration” in the Registration Statement constitute our opinion.

5.	Withholding Taxes: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the issuance of the Offer Shares.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Appleby

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Schedule 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 24 February 2023 (Certificate of Incorporation).

2.	Scanned copies of (i) the amended and restated memorandum of association and articles of association of the Company adopted on 5 March 2024, and (ii) the unanimous written resolutions of all the members of the Company passed on 20 June 2024 (the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 15 August 2024 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 16 August 2024 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the following resolutions (Resolutions):

(a) the written resolutions of all the directors of the Company dated 19 February 2024 (Resolutions 1); and

(b) (i) the resolutions in writing of all the directors of the Company passed on 9 June 2023, (ii) the resolutions in writing of all the directors of the Company passed on 12 June 2023, (iii) the resolutions in writing of all the directors of the Company passed on 20 September 2023, (iv) the unanimous written resolutions of all the directors of the Company passed on 18 February 2024, (v) the unanimous written resolutions of all the members of the Company passed on 18 February 2024, and (vi) the minutes of a meeting of the board of directors of the Company held on 12 April 2024 (Resolutions 2); and

6.	A scanned copy of the register of members of the Company as of 27 August 2024 (Register of Members).

7.	A scanned copy of the register of directors and officers of the Company as of 15 August 2024 (Register of Directors and Officers, together with item 6 above, the Registers).

8.	A copy of the latest draft Registration Statement.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency or the Registers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6.	that the Company has not received notice of (i) any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) any restrictions notice issued by its corporate services provider under the Companies Act (as revised) of the Cayman Islands (Companies Act) in connection with the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by its corporate services provider or ceased by court order;

7.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

8.	that (i) the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company, and (ii) (ii) the Certificate of Incumbency and the Register of Members accurately reflects the names of all members of the Company, as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

9.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein; and

10.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

4.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

5.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

6.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

7.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

8.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

9.	Issue of shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

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